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                                                                                                                        EXHIBIT 12
                                           ENSERCH CORPORATION AND SUBSIDIARY COMPANIES
                                      (A WHOLLY-OWNED SUBSIDIARY OF TEXAS UTILITIES COMPANY)
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                 AND RATIO OF EARNINGS TO COMBINED
                                               FIXED CHARGES AND PREFERRED DIVIDENDS


                                                                                                     Predecessor (1)
                                                                                        ------------------------------------------

                                                                                        Period From
                                                                          Period From    January 1,
                                                                          Acquisition      1997
                                                             Year ended     Date to         To         Year Ended December 31
                                                            December 31,  December 31,  Acquisition ------------------------------
                                                                1998          1997         Date       1996      1995      1994
                                                            ------------  ------------  ----------- --------  --------  ----------
                                                                                        (In thousands except ratios)
EARNINGS:
 Income (loss) from continuing operations before
     extraordinary items                                       $(22,386)    $(9,565)    $(15,377)   $  9,751  $ 21,362   $ (5,661)
 Add: Equity in net losses (income) of less-than
         50% owned affiliates                                         -         168          732       3,821       821        406
      Dividends received from less-than 50% owned affiliates          -          87          178         253       340        788
      Total federal income taxes                                 (2,532)     (1,485)      (4,612)     10,277    11,415     (8,475)
      Fixed charges (see detail below)                           77,130      32,133       45,021      77,900    73,258     70,870
      Amortization of previously capitalized interest                 -           -          217         334       331        324
                                                               --------     -------     --------    --------  --------   --------
          Total earnings (2)                                   $ 52,212     $21,338     $ 26,159    $102,336  $107,527   $ 58,252
                                                               ========     =======     ========    ========  ========   ========

FIXED CHARGES:
 Interest expense                                              $ 71,305     $31,755     $ 44,537    $ 76,700  $ 71,380   $ 68,861
 Rentals representative of the interest factor                      540         378          484       1,200     1,878      2,009
 Distributions on trust securities of subsidiaries                5,285           -            -           -         -          -
                                                               --------     -------     --------    --------  --------    -------
 Fixed charges deducted from earnings                            77,130      32,133       45,021      77,900    73,258     70,870
 Capitalized interest                                                 -          46          131          63       234        191
                                                               --------     -------     --------    --------  --------    -------
          Total fixed charges                                    77,130      32,179       45,152      77,963    73,492     71,061

 Preferred dividends adjusted for pretax
  earnings coverage (3)                                           4,497       5,403        8,742      23,290    17,937     29,014
                                                                -------     -------      -------    --------  --------    -------

          Combined fixed charges and preferred dividends        $81,627     $37,582      $53,894    $101,253  $ 91,429   $100,075
                                                                =======     =======      =======    ========  ========   ========


RATIO OF EARNINGS TO FIXED CHARGES (4)                             0.68        0.66         0.58        1.31      1.46       0.82
                                                                =======     =======      =======    ========  ========   ========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
 PREFERRED DIVIDENDS (5)                                           0.64        0.57         0.49        1.01      1.18       0.58
                                                                =======     =======      =======    ========  ========   ========

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[FN]
(1)On August 5, 1997 (Merger Date or Acquisition Date), the merger transactions between Texas Utilities Company (TUC) and ENSERCH were completed. TUC accounted for its acquisition of ENSERCH as a purchase, and purchase accounting adjustments, including goodwill, have been pushed down and are reflected in the financial statements of ENSERCH and its subsidiaries for the period subsequent to August 5, 1997. The ratios of ENSERCH for the periods ended before August 5, 1997, were prepared using ENSERCH's historical basis of accounting and are designated as "Predecessor." Prior period amounts have also been restated to reflect EEX/LESPO as discontinued operations.

(2)"Earnings" represent the aggregate of (a) income from continuing operations before extraordinary items, (b) income taxes, (c) amortization of previously capitalized interest and (d) fixed charges deducted from earnings, on a total enterprise basis. "Fixed Charges" represent interest expense, capitalized interest and the portion of rental expense representative of the interest factor.

(3)The preferred stock dividend requirements are assumed to be equal to the pretax earnings which would be required to cover such dividend requirements. The amount of such pretax earnings required to cover preferred stock dividends was computed using tax rates for the applicable year.

(4)For the year ended December 31, 1998, for the period from acquisition date to December 31, 1997, for the period from January 1, 1997 to acquisition date and for the year ended December 31, 1994, fixed charges exceeded earnings by $29.0 million, by $10.8 million, $19.0 million and $12.8 million, respectively.

(5)For the year ended December 31, 1998, for the period from acquisition date to December 31, 1997, for the period from January 1, 1997 to acquisition date and for the year ended December 31, 1994, combined fixed charges and preferred dividends exceeded earnings by $33.4 million, by $16.2 million, $27.7 million and $41.8 million, respectively.

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